Exhibit 10.71

Execution Version

Katapult Holdings, Inc.
5630 Legacy Drive, Building 2
Plano, TX 75024

December 11, 2025

HHCF Series 21 Sub, LLC

88 West Mound Street

Columbus, Ohio 43215

Attention: John Detwiler

Re: Side Letter to Merger Agreement

Ladies and Gentlemen:

Reference is made to: (i) that certain Agreement and Plan of Merger, to be entered into simultaneously with the execution and delivery of this letter agreement, by and among Katapult Holdings, Inc., a Delaware corporation (“Katapult”), Katapult Merger Sub 1, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Katapult, Katapult Merger Sub 2, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Katapult, CCF Holdings LLC, a Delaware limited liability company (“CCFI”), and Aaron’s Intermediate Holdco, Inc., a Delaware corporation (“Aaron’s”), as it may be amended or modified from time to time (the “Merger Agreement”); (ii) that certain Series A Investment Agreement, by and between Katapult and HHCF Series 21 Sub, LLC (“Hawthorn”), dated November 3, 2025 (the “Series A Investment Agreement”); (iii) that certain Series B Investment Agreement, by and between Katapult and Hawthorn, dated November 3, 2025 (the “Series B Investment Agreement”, and, together with the Series A Investment Agreement, the “Investment Agreements”); (iv) that certain Director Nomination Agreement, by and between Katapult and Hawthorn, dated November 3, 2025 (the “Director Nomination Agreement”); (v) the Certificate of Designations establishing the rights, designations, preferences, voting powers and other provisions of Katapult’s Series A Convertible Preferred Stock (as amended or supplemented from time to time, the “Series A Certificate of Designations”); and (vi) the Certificate of Designations establishing the rights, designations, preferences, voting powers and other provisions of Katapult’s Series B Convertible Preferred Stock (as amended or supplemented from time to time, the “Series B Certificate of Designations”, and, together with the Series A Certificate of Designations, the “Preferred Stock Certificates of Designations”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

Section 1. Transactions. As a condition to its willingness to enter into the Merger Agreement, each of Katapult, Aaron’s and CCFI has required that Hawthorn, and as an inducement and in consideration therefor, Hawthorn has agreed to, enter into this letter agreement. Katapult and Hawthorn hereby irrevocably take the following actions, each to be effective immediately prior to the Aaron’s MIP Exchange, in connection with the transactions contemplated by the Merger Agreement, including the Mergers:

a)	Hawthorn hereby sells to Katapult all 65,000 shares of Katapult Preferred Stock issued to Hawthorn pursuant to the Investment Agreements (collectively, the “Outstanding Preferred Shares”), and all such shares of Katapult Preferred Stock shall be deemed automatically repurchased by Katapult, effective immediately prior to the Aaron’s MIP Exchange and without the further action of Katapult, Hawthorn or any other person, at a price per share of Katapult Preferred Stock equal to the “Liquidation Preference” (as defined in the Preferred Stock Certificates of Designations) of such share of Katapult Preferred Stock at the “Close of Business” on the “Business Day” (as each such term is defined in the Preferred Stock Certificates of Designations) immediately preceding the Aaron’s MIP Exchange, plus any accrued and unpaid “Regular Dividends” (as defined in the Preferred Stock Certificates of Designations) thereon, to, but excluding, the “Business Day” (as defined in the Preferred Stock Certificates of Designations) immediately preceding the Aaron’s MIP Exchange (but only to the extent such accumulated and unpaid Regular Dividends are not included in such Liquidation Preference) (such aggregate purchase price for the Outstanding Preferred Shares, the “Aggregate Conversion Amount”), which purchase price shall be payable by the issuance of a new debt instrument with an initial principal amount equal to the Aggregate Conversion Amount by Katapult Intermediate Holdings III LLC, or, subject to the agreement of the parties hereto, one of its Subsidiaries, which debt instrument shall be evidenced by the Debt Instrument attached hereto as Exhibit A (together with any such changes as Hawthorn, CCFI, Aaron’s and Katapult may mutually agree to), such that, as of immediately prior to the Aaron’s MIP Exchange, Katapult has no issued or outstanding shares of Katapult Preferred Stock. The transactions described in this Section 1(a) are referred to as the “Katapult Preferred Stock Exchange”.

b)	Hawthorn hereby exercises the Katapult Private Warrants on a cashless basis in full for shares of Katapult Common Stock, and Katapult hereby irrevocably commits to issuing such shares of Katapult Common Stock, in each case effective immediately prior to the Aaron’s MIP Exchange, such that, as of immediately prior to the Aaron’s MIP Exchange, no Katapult Private Warrants are outstanding.

c)	Notwithstanding anything therein to the contrary and automatically without any further action by any party hereto, the Director Nomination Agreement is hereby terminated, effective as of immediately prior to the Aaron’s MIP Exchange, and thereafter shall have no further force or effect. Katapult and Hawthorn hereby irrevocably waive any and all conditions to such termination, whether express or implied.

d)	In the event the Merger Agreement is terminated prior to the consummation of the Mergers, this letter agreement shall be void and of no further force or effect, provided such termination will not relieve any party hereto for any breach prior to such termination of any agreement, covenant, obligation or other provision contained herein or contemplated hereby.

e)	Each of Katapult and Hawthorn shall take all such actions necessary to complete the actions described in a), b) and c), at or prior to the Closing pursuant to the terms and conditions of the Merger Agreement

Section 2. Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this letter agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this letter agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any provision hereof may be waived (or the time for performance extended) by the waiving party solely on such party’s own behalf, without the consent of any other party. No party hereto shall be deemed to have waived any claim arising out of this letter agreement, or any power, right, privilege or remedy under this letter agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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Section 3. Counterparts. This letter agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed letter agreement (in counterparts or otherwise) by all parties hereto by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties hereto to the terms and conditions of this letter agreement.

Section 4. Applicable Law; Jurisdiction. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Except as otherwise provided in in the “Post-Closing Arbitration” subsection of Exhibit A, in any action or suit between any of the parties hereto arising out of or relating to this letter agreement or the transactions contemplated hereunder: (a) each of the parties (i) irrevocably submits itself to the jurisdiction of the Court of Chancery of the State of Delaware or, (ii) to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this letter agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereunder in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii)  SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

Section 5. Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. Katapult and Hawthorn acknowledge and agree that each of CCFI and Aaron’s is relying on Katapult and Hawthorn to perform their respective obligations and take all actions set forth in this letter agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party hereto with respect thereto.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date first written above.

Katapult:

KATAPULT HOLDINGS, INC.

By:
Name:	Orlando Zayas
Title:	Chief Executive Officer

Hawthorn:

HHCF SERIES 21 SUB, LLC

By:
Name:	John Detwiler
Title:	Authorized Signatory

Aaron’s:

AARON’S INTERMEDIATE HOLDCO, INC.

By:
Name:
Title:

CCFI:

CCF HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Hawthorn Side Letter]

Exhibit A

KATAPULT HOLDINGS, INC.

HHCF SERIES 21 SUB, LLC

TERM LOAN DEBT INSTRUMENT (this “Debt Instrument”)

Borrower:	Katapult Intermediate Holdings III LLC, or, subject to the agreement of the parties hereto, one of its subsidiaries.
Lender:	HHCF Series 21 Sub, LLC.
Term Loan:	Senior secured term loan (the “Term Loan”) of Borrower, expressly subordinated in right of payment to any obligations arising from (i) Borrower’s existing ABL credit facility documented pursuant to that certain Amended and Restated Loan and Security Agreement, originally dated as of June 12, 2025, by and among Katapult SPV-1 LLC, Katapult, Katapult Holdings, Inc., Midtown Madison Management LLC, as Agent and the lenders party thereto from time to time (such facility, as it may be amended, amended and restated, modified, refinanced, replaced or otherwise modified from time to time, the “ABL Facility”) and/or (ii) the Debt Financing. No further draw commitments.
Term Loan Amount:	A principal amount equal to the Aggregate Conversion Amount.
Maturity:	November 3, 2030.
Interest Rate:	15.00% fixed per annum, payable monthly.
Amortization:	None.
Financial Covenants:	Same as the ABL Facility, including as amended, restated, waived or otherwise modified from time to time.
Representations & Warranties; Affirmative and Negative Covenants; Events of Default:	Customary for term loan debt of holding companies of this type, to be negotiated in good faith. Promptly following closing, Borrower to use its reasonable best efforts to promptly convert the ABL Facility to a true SPE borrower structure.
Prepayment Lockout Period:	None.
Mandatory Prepayments:	Customary for term loan debt of holding companies of this type, to be negotiated in good faith.
Collateral:	All assets of Borrower, subject to customary exceptions and exclusions (to be negotiated in good faith) and specifically excluding collateral for the ABL Facility (including, without limitation, any receivables collateral) and related security/proceeds.
Guarantors:	None.

A-1

Definitive Agreement	Katapult and Hawthorn agree and acknowledge that this Debt Instrument contains all the material terms necessary to the Hawthorn Preferred Stock Exchange and that this Debt Instrument constitutes a legally binding agreement of Katapult and Hawthorn to enter into, and consummate, the Hawthorn Preferred Stock Exchange on the terms set forth herein. Each of Katapult and Hawthorn shall use its reasonable best efforts to negotiate and enter into a more detailed debt instrument with respect to the Hawthorn Preferred Stock Exchange on the terms and conditions set forth in this Debt Instrument (the “Long Form Debt Instrument”) as promptly as reasonably practicable following the date hereof, subject to the consent of Aaron’s and CCFI (not to be unreasonably withheld or delayed). If Katapult and Hawthorn have not entered into the Long Form Debt Instrument prior to the consummation of the Aaron’s MIP Exchange, then upon the consummation of the Aaron’s MIP Exchange (i) the Katapult Preferred Stock Exchange shall be deemed to have automatically occurred in accordance with Section 1(a) and (ii) this Debt Instrument shall have become automatically effective, in each case, immediately prior to the Aaron’s MIP Exchange, and shall constitute the legally binding agreement of the parties with respect to the Katapult Preferred Stock Exchange.
Post-Closing Arbitration	If Katapult and Hawthorn have not entered into the Long Form Debt Instrument prior to the consummation of the Aaron’s MIP Exchange, then the Hawthorn Preferred Stock Exchange shall occur and this Debt Instrument shall become effective as provided under “Definitive Agreement” above and Katapult and Hawthorn shall submit (and, if either Katapult or Hawthorn fails to join such submission, the other may independently submit) any remaining unresolved or otherwise undecided terms of the proposed Long Form Debt Instrument for decision and final resolution to binding arbitration to the exclusion of any courts of law, with such arbitration conducted by the American Arbitration Association in accordance with the then most current version of its commercial arbitration rules. The foregoing shall not prejudice any right of a party to seek an order compelling arbitration.

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